UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2009

EMTEC, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-32789	87-0273300
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

525 Lincoln Drive 5 Greentree Center, Suite 117 Marlton, New Jersey 08053
(Address of principal executive offices, including Zip Code)

(856) -552-4204
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Effective as of April 30, 2009, Stephen C. Donnelly resigned from his position as Chief Financial Officer of Emtec, Inc. (the “Company”) and was appointed to the position of Executive Vice President – Business Planning and Analysis, Human Resources and Corporate Development.  In his new role, Mr. Donnelly will focus on working closely with operating business units to maximize synergies, provide integration and insure uniformity to various business and accounting policies and practices and continue to support the Company’s merger and acquisition activities.

(c)  On May 4, 2009, the Company issued a press release announcing that Gregory P. Chandler was appointed Chief Financial Officer of the Company and President of Emtec Global Services LLC.  A copy of that pres release is attached as Exhibit 99.1 to this report.  Mr. Chandler’s appointment was effective as of April 30, 2009.

Prior to his appointment as the Company’s Chief Financial Officer, Mr. Chandler, age 42, served as the  Managing Director and Group Head of Janney Montgomery Scott, LLC’s Business Services Investment Banking Practice, where he was employed since 1999.  Prior to that, he worked as a manager in the Office of the CFO consulting practice at PricewaterhouseCoopers, advising companies in restructuring their back office financial operations.  He has also worked in the Business Assurance Practice at Coopers & Lybrand, and served as an officer in the United States Army. Mr. Chandler received his Masters in Business Administration from Harvard Business School, a B.S. in Engineering from the United States Military Academy at West Point and is also a Certified Public Accountant.  Mr. Chandler will continue to serve as a member of the Board of Directors of the Company.

On April 30, 2009, Mr. Chandler entered into an employment agreement (the “Agreement”) with the Company that provides for Mr. Chandler’s employment as the Chief Financial Officer of the Company and the President of Emtec Global Services LLC, effective immediately.  The term of the Agreement is two years, although the term may be extended annually for additional one-year periods with the mutual consent of the parties.  Under the terms of the Agreement, Mr. Chandler is entitled to receive a base salary of $275,000.  In addition, Mr. Chandler will participate in the Company’s Annual Incentive Plan as maintained by the Company for the benefit of senior executives.  In connection with entering into the Agreement, Mr. Chandler will also be entitled to receive a grant of 137,500 shares of restricted stock that vests over four years and a grant of 5,000 stock options in respect of Mr. Chandler’s service on the Board of Directors through the date of his appointment as the Company’s Chief Financial Officer.  Mr. Chandler’s employment is subject to early termination in the event of his death or disability or in the event that either he or the Company elects to terminate his employment. If Mr. Chandler’s employment is terminated by the Company without cause or by Mr. Chandler for good reason, he will be entitled to receive his base salary until the later of the expiration of the Agreement or the date that is 12 months following his termination of employment and a pro-rata bonus payment for the year of his termination.  If Mr. Chandler’s employment is terminated due to death or disability, he is entitled to receive a pro-rata bonus payment for the year of his termination.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

 The following exhibit relating to Item 5.02 shall be deemed to be furnished, and not filed:

 99.1         Press release issued by the Company on May 4, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMTEC, INC.

Date: May 4, 2009	By:	/s/ Gregory P. Chandler
Name : Gregory P. Chandler
Title : Chief Financial Officer